Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY
The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:
1.    The name of the limited liability company is FPT Industries LLC    .
2.    The Registered Office of the limited liability company in the State of Delaware is located at 251 Little Falls Drive    (street),
in the City of Wilmington               , Zip Code 19808               . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company    .

Name: James Slattery
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